Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-92220, 333-81564, 333-108833, 333-125075, 333-137354, 333-149631, 333-158154, 333-158155, 333-165591, 333-168020, 333-172919, 333-172920, 333-172921 and 333-215535 and Form F-3ASR No. 333-202880) of ING Groep N.V. of our report dated February 29, 2016, with respect to the consolidated statements of profit or loss, comprehensive income, cash flows and changes in equity of ING Groep N.V. and subsidiaries for the year ended December 31, 2015, included in this Annual Report (Form 20-F) for the year ended December 31, 2017 of ING Groep N.V.

Amsterdam, March 8, 2018

/s/ Ernst & Young Accountants LLP

Ernst & Young Accountants LLP